EXECUTION COPY

KIMCO REALTY CORPORATION

(a Maryland corporation)

Depositary Shares

Each Representing 1/100 of a Share of 7.75% Class G

Cumulative Redeemable Preferred Stock

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

TERMS AGREEMENT

Dated: October 2, 2007

To:	Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, New York 11042-0020

Attention: Chairman of the Board of Directors

Ladies and Gentlemen:

We understand that Kimco Realty Corporation, a Maryland corporation (the Company”), proposes to issue and sell 16,000,000 depositary shares (the “Depositary Shares”) evidenced by depositary receipts, each representing a 1/100 of a share of the Company’s 7.75% Class G Cumulative Redeemable Preferred Stock, $1.00 par value per share (the “Class G Preferred Stock”) (such Class G Preferred Stock and Depositary Shares being hereinafter referred to collectively as the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective number of Initial Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names, and a proportionate number of Option Securities (as defined in the Underwriting Agreement referred to below), to the extent any are purchased, at the purchase price set forth below.

Underwriter	Number of Shares of UnderwrittenSecurities
Citigroup Global Markets Inc.	2,880,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,880,000
UBS Securities LLC	2,880,000
Wachovia Capital Markets, LLC	2,880,000
RBC Dain Rauscher Inc.	2,880,000
Deutsche Bank Securities Inc.	533,334
Raymond James & Associates, Inc.	533,333
Stifel, Nicolaus & Company, Incorporated	533,333
Total......................................................................................................................	16,000,000

The Underwritten Securities shall have the following terms:

Title of Securities: Depositary Shares Each Representing a 1/100 of a Share of 7.75% Class G Cumulative Redeemable Preferred Stock

Number of Depositary Shares: 16,000,000

Fractional interest of each share of Class G Preferred Stock represented by each Depositary Share: 1/100

Current Ratings: Standard & Poor’s BBB+ (Stable); Moody’s Investors Service, Inc. Baa2 (Stable)

Dividend Rate: 7.75% of the $2,500.00 per share liquidation preference per year, or $193.75 per year per share of Class G Preferred Stock (equal to $1.9375 per year per Depositary Share).

Dividend Payment Dates: January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2008.

Liquidation Preference: $2,500.00 per share of Class G Preferred Stock (or $25.00 per Depositary Share), plus accrued and unpaid dividends, if any, to, but excluding, the date of payment.

Public offering price per Depositary Share: $25.00, plus accrued dividends, if any, from October 10, 2007, if settlement occurs after that date.

Purchase price per Depositary Share: $24.2125, plus accrued dividends, if any, from October 10, 2007, if settlement occurs after that date.

Conversion provisions: The Class G Preferred Stock and the Depositary Shares representing Class G Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company, except that, in limited circumstances, the Class G Preferred Stock and the Depositary Shares representing Class G Preferred Stock may be automatically converted into or exchanged for Class G Excess Preferred Stock or Depositary Shares representing Class G Excess Preferred Stock.

Optional redemption provisions: Except in certain circumstances relating to the preservation of the Company’s status as a real estate investment trust, the Company may not redeem the Class G Preferred Stock and the Depositary Shares respresenting the Class G Preferred Stock prior to October 10, 2012. On or after October 10, 2012, the Company may, at its option, redeem the Class G Preferred Stock (and the preferred stock depositary will redeem the number of Depositary Shares representing the Class G Preferred Stock redeemed) for cash, in whole or in part, at a redemption price of $2,500.00 per share of the Class G Preferred Stock (equal to $25.00 per Depositary Share), plus accrued and unpaid dividends, if any, to, but excluding, the redemption date.

Sinking fund requirements: None

Number of Option Securities, if any, that may be purchased by the Underwriters: 2,400,000

Delayed Delivery Contracts: Not authorized

Bookrunning managers:	Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

UBS Securities LLC
Wachovia Capital Markets, LLC
Lead manager, if any:	RBC Dain Rauscher Inc.

Additional co-managers, if any:    Deutsche Bank Securities Inc.

Raymond James & Associates, Inc.

Stifel, Nicolaus & Company, Incorporated

Other material terms: None

Issuer General Free Writing Prospectus (including the Final Term Sheet, if applicable): See Schedule A attached hereto

Applicable Time: 1:05 P.M. on October 2, 2007

Closing date and location: October 10, 2007, 9:00 a.m.; Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019

All of the provisions contained in the Underwriting Agreement attached as Annex A hereto are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer no later than 5:00 P.M. (New York City time) on October 2, 2007 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

UBS SECURITIES LLC

WACHOVIA CAPITAL MARKETS, INC.

RBC DAIN RAUSCHER INC.

DEUTSCHE BANK SECURITIES INC.

RAYMOND JAMES & ASSOCIATES, INC.

STIFEL NICOLAUS & COMPANY, INCORPORATED

By: Citigroup Global Markets Inc. By: /s/ Christopher Shea Authorized Signatory	By: UBS Securities LLC By: /s/Chris Forshner Chris Forsner Managing Director

By: UBS Securities LLC By: /s/ Ryan Donovan Ryan Donovan Director

By: Merrill Lynch, Pierce, Fenner & Smith Incorporated By: /s/ Jack Vissicchio Authorized Signatory	By: Wachovia Capital Markets, LLC By: /s/ Teresa Hee Authorized Signatory

Acting on Behalf of Themselves and as Representatives of the other Underwriters

Accepted:

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Name: Glenn G. Cohen
Title: Vice President - Treasurer

SCHEDULE A

To Terms Agreement

(Attached)

Filed pursuant to Rule 433
October 2, 2007

Relating to
Preliminary Prospectus Supplement dated October 1, 2007 to
Prospectus dated May 8, 2006
Registration Statement No. 333-133908

KIMCO REALTY CORPORATION
DEPOSITARY SHARES
EACH REPRESENTING 1/100 OF A SHARE OF
7.75% CLASS G CUMULATIVE REDEEMABLE PREFERRED STOCK

FINAL TERM SHEET

Issuer:	Kimco Realty Corporation

Securities Offered:	Depositary shares each representing 1/100 of a share of	7.75% Class G cumulative
redeemable preferred stock

Transaction Size:	16,000,000 depositary shares (with an option to purchase up to 2,400,000 additional depositary shares to cover over-allotments)

Public Offering Price:	$25.00 per depositary share

Type of Security:	SEC Registered

Expected Ratings*:	Moody’s: Baa2 (Stable), S&P: BBB+ (Stable)

Maturity:	Perpetual

Redemption:	The Class G preferred stock and the depositary shares representing the Class G preferred stock are not redeemable until October 10, 2012. On or after October 10, 2012, such shares may be redeemed for cash at the Issuer’s option, in whole or in part, at a redemption price of $2,500.00 per share of Class G preferred stock (equal to $25.00 per depositary share), plus any accrued and unpaid dividends to, but excluding, the date of redemption

Aggregate Liquidation Preference:	$400,000,000 ($2,500 per share of Class G preferred stock, equivalent to $25.00 per depositary share)

Dividend Rate (Cumulative):	Subject to declaration by the Issuer’s Board of Directors, payable quarterly in arrears on
January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2008, at the rate of 7.75% of the $2,500.00 liquidation preference per year, or $193.75 per year per share of Class G preferred stock (equal to $1.9375 per year per depositary share)

Purchase Price by Underwriters:	$24.2125 per depositary share

Net Proceeds to Issuer (before	$387,400,000 ($445,510,000 if the over-allotment option is exercised in full) after
expenses):	deducting underwriting discounts

Settlement Date:	October 10, 2007 (T+5)

CUSIP Number:	49446R844

ISIN Number:	US49446R8447

Listing:	The Issuer intends to file an application with the NYSE and trading is expected to begin within 30 days of issuance

Bookrunners:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS
Securities LLC, and Wachovia Capital Markets, LLC

Lead Manager:	RBC Dain Rauscher Inc.

Co-Managers:	Deutsche Bank Securities Inc., Raymond James & Associates, Inc., Stifel, Nicolaus &
Company, Incorporated

*A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement dated October 1, 2007) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling (i) Citigroup Global Markets Inc. toll-free 1-877-858-5407, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-866-500-5408, (iii) UBS Securities LLC toll-free 1-888-722-9555, ext. 1088, or (iv) Wachovia Capital Markets, LLC toll-free 1-866-289-1262.